                                                                 EXHIBIT NO. 2.4

                                                                  CONFORMED COPY


                          EMPLOYEE BENEFITS AGREEMENT


                 EMPLOYEE BENEFITS AGREEMENT, dated as of August 27, 1995 (this "Agreement"), between CHEMICAL BANKING CORPORATION ("Chemical"), a Delaware corporation, and THE CHASE MANHATTAN CORPORATION ("Chase"), a Delaware corporation.

                 WHEREAS, Chemical and Chase are entering into an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof providing for the merger of Chase into Chemical;

                 WHEREAS, concurrently therewith Chemical and Chase are entering into this Agreement in order to cover various employee benefit matters relating to the Merger; and

                 WHEREAS, Chemical and Chase wish to achieve consistency, where appropriate, between the treatment of Chemical and Chase employees and Chase wishes to give effect to its intent, in the context of an approved change in control (as further described herein) to amend or interpret its plans so that the merger does not, of itself, result in the acceleration of vesting and payments thereunder, to the extent permitted by the applicable employee plans or arrangements, or by law;

                 NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein and in the Merger Agreement, the parties hereto agree as follows:

         1.      Definitions.

                 All capitalized terms in this Agreement shall have the same meanings as set forth therefor in the Merger Agreement unless otherwise specified herein.

         2.      Executive Agreements.

                 Promptly after the execution and delivery of the Merger Agreement, Chase shall offer to its officers who are parties to individual agreements (the "Chase Executive Agreements") with Chase concerning their termination of employment after the occurrence of a Change in Control (as defined therein) to modify such Chase Executive Agreements in the manner agreed upon between Chemical and Chase. Such modified Agreements shall be referred to hereafter as the "Revised Chase Executive Agreements."

                 If any such officer of Chase whose individual agreement expires on December 31, 1995 does not accept the offer described above, then prior to September 30, 1995, Chase shall provide such officer a notice pursuant to Section 2 of his or her Chase Executive Agreement that the term of such Chase Executive

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                                                                             2


Agreement shall not be extended beyond December 31, 1995 except as otherwise provided in Section 2 of such agreement.

                 Promptly after the execution and delivery of the Merger Agreement, Chemical will offer to approximately 40 executives of Chemical, at the Executive Vice-President level or higher, to enter into agreements with them (the "Chemical Executive Agreements") concerning their termination of employment after the occurrence of the shareholder approval of the Merger in a form agreed upon between Chemical and Chase and providing for benefits equivalent or comparable to those in the Revised Chase Executive Agreements, with appropriate adjustments to reflect differences in existing benefit and compensation plans between Chemical and Chase. Any existing individual contracts between Chemical and its executives will not be renewed or modified by Chemical to extend their terms.

         3.      Special Severance Plan.

                 Chase hereby represents to Chemical that, prior to a "Potential Change in Control," as defined in such Plan, Chase amended its Special Severance Plan for certain key management personnel (the "Chase Special Severance Plan") to provide that with respect to any Approved Change in Control (as defined therein), the term "Good Reason," as used in such Plan, shall be defined as set forth in Exhibit A hereto, and the severance payment schedule in the event of an eligible termination of employment shall be amended as set forth in Exhibit B. This Plan, as amended, shall apply to eligible terminations occurring on or after the date of this Agreement.

                 Chemical hereby represents to Chase that it has adopted or may adopt a special severance plan for approximately 385 key management personnel of Chemical at or above Chemical's salary grade 380 providing for severance benefits equivalent to those afforded by Chase to its key management personnel under the Chase Special Severance Plan, as amended pursuant to the preceding paragraph. This Plan shall apply to eligible terminations occurring on or after the date of this Agreement.

         4.      General Severance Plans.

                 Chemical and Chase hereby represent and agree that the
severance pay to be provided to all employees of Chemical and Chase (and their respective subsidiaries) under their respective current severance or salary continuation plans whose positions are eliminated between the date of this Agreement and the second anniversary of the effective date of the Merger, and who are not covered by the arrangements referred to in Sections 2 and 3 of this Agreement, shall be as set forth in Exhibit C hereto.
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                                                                               3



         5.      Long Term Incentive Plans.

                 Chase hereby represents that, prior to the execution and delivery of the Merger Agreement (and prior, where applicable, to a "Potential Change in Control," as defined in a plan subject to this Section 5), as Chase always contemplated in the case of a strategic business combination of the kind contemplated by the Merger Agreement, it amended its 1987/1982 Long-Term Incentive Plan and the Compensation Committee of its Board of Directors (the "Chase Compensation Committee") amended its 1994 Long-Term Incentive Plan so that:

                 (a) there shall be no acceleration of vesting of restricted stock, restricted stock units, performance share units or other equity interests granted under any of the Long-Term Incentive Plans (collectively, the "Equity Awards") or acceleration of exercisability of options or stock appreciation rights (collectively, the "Options") granted thereunder, upon the occurrence of an Approved Change in Control;

                 (b) any unvested Equity Awards, and any Options that are not yet exercisable, granted to an employee of Chase and/or a subsidiary of Chase prior to the date hereof shall become vested or exercisable, as the case may be, upon a termination of such employee's employment after an Approved Change in Control for any reason other than by Chase (and its subsidiaries) or by the Surviving Corporation (and its subsidiaries) for "Cause" or by such employee for other than for "Good Reason," (as such terms are defined in the participant's Revised Chase Executive Agreement, the amended Chase Manhattan Corporation Special Severance Plan or the amended Chase Manhattan 1994 Long Term Incentive Plan, as applicable to such employee) at any time after the Approved Change in Control; and

                 (c) the definition of Good Reason in each such Long Term Incentive Plan shall contain no reference to the participant's job status or responsibilities.

                 In addition, as otherwise provided in the applicable Long-Term Incentive Plan, in the event of a termination described in (b) above the Options shall remain exercisable for two years from the date of such employee's termination unless they expire prior to such two-year period in accordance with their original terms.

                 Chemical hereby represents that it will continue its practice of providing for acceleration of vesting of restricted stock and restricted stock units, (except those relating to its outstanding grants of Performance Accelerated Restricted Stock ("PARS"), which are provided for in Section 11 below) and accelerated exercisability of stock options granted under such plans, as well as providing for a two-year exercise period for
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such accelerated options, in the event of a job elimination, and that it will utilize the same definition of "Good Reason" in administering its plans as set forth in Section 5(b) with respect to Chase's plans.

         6.      Stock Option Program for Employees.

                 Chase hereby represents that it will administer its Stock Option Program for Employees so that no more than 200,000 exercise-sales thereunder can be made on any one day.

         7.      Supplemental Benefit Plans.

                 Chase hereby represents that prior to execution and delivery of the Merger Agreement (and prior, where applicable, to a "Potential Change in Control" as defined in one or more such Plans), it has caused The Chase Manhattan Bank, N.A. ("Chase Bank") to amend its Supplemental Benefit Plan, its TRA 86 Supplemental Benefit Plan and its Supplemental Retirement Plan to provide that an Approved Change in Control will not constitute a Change in Control for the purposes of any of such Plan; provided, however, that any vesting of plan benefits that would have occurred under such Plans if the Approved Change in Control had been a Change in Control shall occur upon the termination of a Plan participant's employment by Chase (and its subsidiaries) or by the Surviving Corporation (and its subsidiaries) unless such termination is by Chase for "cause" or by the Plan participant's resignation other than for "good reason" (as each such term is defined in the participant's Revised Chase Executive Agreement, the amended Chase Manhattan Corporation Special Severance Plan or the amended Chase Manhattan 1994 Long Term Incentive Plan, as applicable to such Plan participant, in the latter case without regard to a participant's job status or responsibilities).

                 Chemical shall amend the supplemental plans of Chemical and its subsidiaries to provide for treatment of participants in such plans equivalent to the treatment of Chase employees under the foregoing Chase amendments.

         8.      Retirement and Family Benefits Plan.

                 Chase hereby represents that prior to execution and delivery of the Merger Agreement, it amended its Retirement and Family Benefits Plan, to the extent permitted by law and consistent with maintaining its qualified status under the Code, to provide that an Approved Change in Control in 1995 or 1996 will not constitute a Change in Control for the purposes of such Plan.
The principal effect of such amendment will be that no acceleration of vesting shall occur with respect to any employee who, on the date of the amendment, has less than three years of service for vesting purposes under the Plan.

                 Chemical will amend the Retirement Plan of Chemical Bank and Certain Affiliated Companies and any qualified defined
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                                                                               5



benefit plan of any Chemical subsidiary to produce the same result with respect to plan participants as was produced with respect to similarly situated employees of Chase by the foregoing Chase amendments.

         9.      Thrift-Incentive Plan.

                 Chase hereby represents that prior to execution and delivery of the Merger Agreement, it amended its Thrift-Incentive Plan, to the extent permitted by law and consistent with maintaining its qualified status under the Code, to provide that the Approved Change in Control in 1995 or 1996 will not constitute a Change in Control for the purposes of such Plan. The principal effect of such amendment will be that no acceleration of vesting shall occur with respect to any employee who, on the date of the amendment, has less than three years of service for vesting purposes under the Plan.

                 Chemical will amend the Savings Incentive Plan of Chemical Bank and Certain Affiliated Companies and any qualified defined contribution plan of any Chemical subsidiary to produce the same result with respect to plan participants as was produced with respect to similarly situated employees of Chase by the foregoing Chase amendments.

         10.     Three Year Incentive Arrangement for Certain Executive
Officers.

                 Chase hereby represents that, prior to the execution and delivery of the Merger Agreement, the Chase Compensation Committee amended Chase's Three Year Incentive Arrangement for Certain Executive Officers to provide that the Chase Compensation Committee shall have the authority to reduce the amount of any award that would be payable under the Plan (and/or to impose additional conditions upon the payment of such award) on account of an Approved Change in Control.

         11.     Management Incentive Plan.

                 Chase hereby represents that prior to execution and delivery of the Merger Agreement, it caused Chase Bank to amend its Management Incentive Plan to provide that an Approved Change in Control will not constitute a Change in Control for the purposes of such Plan.

                 In addition, with respect to the grant by the Compensation Committee of Chase Bank of a three year award arrangement intended to parallel the Three Year Arrangement for Certain Executive Officers (as described in
Section 10 above), Chase hereby represents that, prior to the execution and delivery of the Merger Agreement, it has caused the Compensation Committee of Chase Bank to amend such arrangement to provide that:
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                 (a)      an Approved Change in Control will not constitute a
         Change in Control for the purposes of such Arrangement; and

                 (b) the Compensation Committee of Chase Bank will determine, on or about the date hereof, the amount to be awarded with respect to achievement of the $52 target and such amount will be paid out in cash within 30 days after the date hereof. If the $60 target (as adjusted to reflect the Merger) is met on or before March 31, 1997, the Compensation Committee of the successor to the Chase Bank will then determine the amount payable with respect to the achievement of such target. If, prior to March 31, 1997, the executive's employment is terminated without "cause" or the executive resigns for "good reason," (each as defined in the executive's Revised Chase Executive Agreement, the amended Chase Manhattan Corporation Special Severance Plan or the amended Chase Manhattan 1994 Long Term Incentive Plan, as applicable to such executive) the executive will be entitled to a subsequent payout of the amount payable for the $60 target if such target is reached after termination of employment.

                 Chemical will afford holders of PARs the same treatment described above, except that (i) if the Executive's employment is terminated without "cause" or the executive resigns for "good reason" (as defined above) prior to the applicable vesting date, a portion of the restricted shares shall become immediately vested, without regard to the attainment of any stock value targets, in accordance with Chemical's prevailing practice and (ii) the stock value targets of $55, $60 and $65 shall be preserved and the applicable vesting date will be adjusted to reflect Chemical's PARs program.

         12.     Annual Incentive Compensation Deferrals.

                 Chase hereby represents that prior to execution and delivery of the Merger Agreement, it amended its Annual Incentive Compensation Plan Deferral Program to provide that an Approved Change in Control will not constitute a Change in Control for the purposes of such Program.

         13.     Annual Incentive Arrangement for Certain Executive Officers.

                 Chase hereby represents that prior to execution and delivery of the Merger Agreement, the Chase Compensation Committee has determined that any awards that may be deferred under Chase's Annual Incentive Arrangement for Certain Executive Officers for 1995 or 1996 shall be deferred under principles and procedures substantially identical to those applicable to the plan described in the first paragraph of Section 11.
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         14.     Director Plans.

                 Chase hereby represents that prior to execution and delivery of the Merger Agreement, it amended all of its plans and arrangements for compensation and benefits for outside directors to provide that an Approved Change in Control will not constitute a Change in Control for the purposes of any such plans or arrangements.

         15.     Assumption of Obligations by Surviving Corporation.

                 Upon the Merger, Chemical and Chase agree that the Surviving Corporation will expressly assume and perform the respective obligations of Chase and Chemical under each of the agreements, arrangement plans and programs described in Section 2 and 3 of this Agreement.

         16.     No Third Party Beneficiaries.

                 It is the express understanding and intention of the parties hereto that no current, future or former employee of Chemical or Chase or any other person or entity shall be deemed to be a third party beneficiary or to have or acquire any right with respect to or to enforce the provisions of this Agreement, and that nothing in this Agreement shall be deemed to constitute a plan or an amendment to any plan, program, agreement or arrangement.
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                 IN WITNESS WHEREOF, Chemical and Chase have caused this
Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.


                                               THE CHASE MANHATTAN CORPORATION


                                               By: /s/ Thomas G. Labrecque
                                                  -----------------------------
                                                    Name:  Thomas G. Labrecque
                                                    Title: Chairman and Chief
                                                             Executive Officer



                                               CHEMICAL BANKING CORPORATION


                                               By: /s/ Walter V. Shipley
                                                  -----------------------------
                                                    Name:  Walter V. Shipley
                                                    Title: Chairman and Chief
                                                             Executive Officer
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                                                                       Exhibit A


                                  Good Reason


"Good Reason" for termination by the Participant*/ of the Participant's employment shall mean the occurrence (without the Participant's express written consent) of any one of the following acts, or failure to act, unless, in the case of any act or failure to act described in clause (2), (3), (4) or (5) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

         (1) a reduction in the Participant's Annual Base Salary as in effect on the date the Participant first became a Participant in the Plan or as the same may be increased from time to time;

         (2) the failure by the Participant's primary employer to pay to the Participant any portion of the Participant's current compensation, or the failure by Chase or any Subsidiary to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program within seven days of the date such compensation is due;

         (3) the failure by Chase or a Subsidiary to pay to the Participant by February 15 following any calendar year an annual cash bonus for such calendar year that, in the reasonable, good faith judgment of the Compensation Committee of the Board of Directors of Chase or the Corporate Human Resources Executive of Chase, fairly reflects the performance of the Participant, any unit or units (or portions thereof) for which the Participant was responsible and Chase as a whole during such calendar year; provided that the Participant may not claim that a bonus equal to or greater than the highest annual bonus paid to the Participant for any of the three calendar years immediately preceding the Change in Control does not fairly reflect such performance;

         (4) the failure by Chase or a Subsidiary to include the Participant in any other employee benefit or compensation plan or arrangement on a basis reasonably comparable to that of other participants in the Plan having responsibilities of equal importance to those of the Participant; provided, however, that failure to include the Participant in a plan or arrangement designed for a general category of positions that does not include the Participant's position, as determined in good faith by the Compensation Committee of the Board of Directors of Chase or the Corporate Human Resources Executive of Chase, shall not be considered Good Reason;





--------------------------
*/ Capitalized terms shall have the meanings set forth therefor in the Chase Manhattan Corporation Special Severance Plan.
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         (5)      any purported termination of the Participant's employment
which is not effected pursuant to a Notice of Termination and, for purposes of the Plan, no such purported termination shall be effective.

         A Participant's right to terminate employment for Good Reason shall not be affected by the Participant's incapacity due to physical or mental illness. The Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
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                                                                       EXHIBIT B



                         Chase Special Severance Plan -


         (c)  Amount of Severance Benefits.

                 (1) Lump Sum Severance Payment. A Participant's Lump Sum Severance Payment shall be an amount equal to the sum of (i) the Participant's Annual Base Salary, and (ii) the number of Weeks of Annual Base Salary determined by reference to the schedule set forth below based on the Participant's length of full-time service with Chase and its subsidiaries:

                 Lump Sum Severance Payment Schedule

                                                          Weeks of
 Length of Service                                   Annual Base Salary
 -----------------                                   ------------------
 0 - 2 years                                                  Eight

 More than 2 years                                   3 weeks for each complete
                                                     year of service

Notwithstanding the foregoing, the Lump-Sum Severance Payment determined under this subsection (1) may not exceed 104 Weeks of Annual Base Salary.
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                                                                       EXHIBIT C



                         Chase General Severance Plan -


Each eligible employee shall be entitled to a lump sum severance payment determined by reference to the schedule set forth below based on the employee's length of full-time service with Chase and its subsidiaries and the employee's base salary:

                           Severance Payment Schedule

                                                           Weeks of
 Length of Service                                       Base Salary
 -----------------                                       -----------
 0 - 2 years                                                  Eight

 More than 2 years                                   3 weeks for each complete
                                                     year of service

         In addition, each such Participant who shall have completed 25 years or more of full-time service with Chase and its subsidiaries on or before December 31, 1995 shall be entitled to an additional 26 weeks of Annual Base Salary.

Notwithstanding the foregoing, the number of weeks of base salary to be provided hereunder shall not exceed 104 weeks.

Eligible employees would be continued in the health and welfare plans for the number of weeks equal to the weeks of base salary upon which their severance payment is computed during which they receive salary continuation. Any remaining COBRA coverage would begin after that period.